Exhibit 23.1 – Consent of Independent Auditors

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Diamond Hill Investment Group, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-41323, 333-156331, 333-56829, 333-171110 and 333-173797) on Form S-8 of Diamond Hill Investment Group, Inc. and subsidiaries, of our report dated March 8, 2013, with respect to the consolidated balance sheet of Diamond Hill Investment Group, Inc. and subsidiaries as of December 31, 2012, and the related consolidated statements of income, shareholders’ equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Diamond Hill Investment Group, Inc. and subsidiaries.

/s/ KPMG LLP

Columbus, Ohio

March 8, 2013